UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 21, 2011

MEDICAL CARE TECHNOLOGIES INC.
 (Exact Name of Registrant as Specified in Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

000-53665
(Commission File Number)

Room 815, No. 2 Building, Beixiaojie, Dongzhimen Nei, Beijing, China
(Address of principal executive offices)

011 8610 6407 0580
(Issuer's telephone number)

 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations
Item 1.01  Entry into a Material Definitive Agreement.

On March 21, 2011, Medical Care Technologies Inc. (the “Company”) received net proceeds of $30,000 as a result of the Securities Purchase Agreement with Asher Enterprises, Inc. (“Asher”) for the sale of a Convertible Promissory Note (the “Note”) in the principal amount of $32,500.

The Note, which is due on December 14, 2011, bears interest at the rate of 8% per annum. All principal and accrued interest on the Note is convertible into shares of our common stock at the election of Asher at any time after 180 days from March 11 (the date the Note was actually dated) at a conversion price equal to a 39.9% discount to the average of the 3 closing bid prices of the common stock during the 10 trading day period prior to conversion. Failure of the Company to deliver shares to Asher upon conversion shall result in a payment to Asher of $2,000 in cash per day. The conversion price is subject to certain anti-dilution protection; for example, if the Company issues shares for a consideration less than the applicable conversion price, the conversion price is reduced to such amount.  If the Company desires to exercise its right to prepay the Note during the first 90 days after its issuance, the prepayment penalty is 150% of all amounts owed to Asher; if it elects to prepay between the 91st and 180th day after issuance, the penalty is 175% of all amount owed. There is no right to prepay after the 181th day of issuance.

While the Note is outstanding, the Company agreed, among others, not to make any distributions on its stock, not repurchase any shares, not to incur certain liabilities for borrowed money or sell assets outside of the ordinary course of business.

For one year after the closing, the Company shall not conduct any equity financing without first providing Asher with a right of first refusal, unless such financing is in a firm commitment underwritten public offering, issuances in consideration for a merger, purchase or disposition of assets or with a strategic joint venture.

Asher agreed to restrict its ability to convert the Note and receive shares of the Company if the number of shares of common stock beneficially held by Asher and its affiliates in the aggregate after such conversion exceeds 4.99% of the then outstanding shares of common stock.

The Note contains default events which, if triggered and not timely cured (if curable), will result in a default interest rate of 22% per annum.

For all the terms and conditions of the Securities Purchase Agreement and Note described above, reference is hereby made to such agreement and note annexed hereto as Exhibit 10.19 and Exhibit 4.7, respectively. All statements made herein concerning the foregoing agreement and note are qualified by reference to said Exhibits.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth above under Item 1.01 (Entry into a Material Definitive Agreement) above is incorporated by reference into this Item 2.03.

Item 3.02  Unregistered Sales of Equity Securities.

The disclosure set forth above under Item 1.01 (Entry into a Material Definitive Agreement) above is incorporated by reference into this Item 3.02. The Note described in Item 1.01 above was offered and sold in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder. The Purchase Agreement executed in connection therewith contains representations to support the Company's reasonable belief that Asher had access to information concerning the operations and financial condition of the Company, is acquiring the securities for its own account and not with a view to the distribution thereof, and is an "accredited investor" as such term is defined in Rule 501 (a) of Regulation D promulgated under the Securities Act. At the time of their issuance, the Note and any shares of common stock issued upon conversion thereof above will be deemed to be restricted securities for purposes of the Securities Act and the certificates representing the securities shall bear legends to that effect.

Section 9 – Financial Statements and Exhibits
Item 9.01  Financial Statements and Exhibits.

(d)	4.7 10.13
Convertible Promissory Note dated March 11, 2011 in the original principal amount of $32,500 payable to Asher Enterprises, Inc.

Securities Purchase Agreement by and between Medical Care Technologies Inc. and Asher Enterprises, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 24, 2011

MEDICAL CARE TECHNOLOGIES INC.

/s/ Ning C. Wu
Ning C. Wu
President